EXHIBIT 5.2

Our File No.	41315V-212994
Date	November 15, 2012

To the Board of Directors
Taseko Mines Limited
15th Floor – 1040 West Georgia Street
Vancouver, British Columbia
V6E 4H1

Dear Sirs/Mesdames:

Re:	Taseko Mines Limited Registration Statement on Form F-10

We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by Taseko Mines Limited on November 15, 2012, as such may thereafter be amended or supplemented, and in the base shelf prospectus included therein, under the headings “Enforceability Of Civil Liabilities By U.S. Investors” and “Legal Matters”.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by section 7 of the Securities Act of 1933, as amended.

Yours truly,

/s/ McMillan LLP